Exhibit 99.2

Egalet Provides Commercial Update on SPRIX® Nasal Spray and OXAYDO™ Along with Pipeline Review at Investor Day

—Strong abuse-deterrent data supports potential for ARYMO®, an abuse-deterrent, extended-release morphine formerly known as Egalet-001, with NDA expected to be submitted in fourth quarter—

—Guardian™ Technology pipeline expanded with introduction of Egalet-003, an abuse-deterrent stimulant—

Wayne, Penn. — September 29, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on discovering, developing and commercializing innovative pain treatments, is hosting analysts and investors today to discuss the commercialization of SPRIX® (ketorolac tromethamine) Nasal Spray and OXAYDO (oxycodone HCI, USP) tablets for oral use only —CII. In addition, the Company is reviewing the abuse-deterrent data and potential label for ARYMO®, the U.S. Food and Drug Administration (FDA) conditionally approved name for Egalet-001, an abuse-deterrent, extended-release morphine product candidate. The management team will also provide an update on the Company’s pipeline with the addition of Egalet-003, an abuse-deterrent stimulant.

The meeting is being conducted in New York City with members of management and Lynn Webster, MD, vice president, scientific affairs, PRA International presenting.

Highlights from the meeting include:

•                  Belief that abuse-deterrent opioids is a key element of the multi-faceted approach needed to decrease opioid abuse;

•                  SPRIX Nasal Spray prescriptions are growing with 1,466 prescriptions expected in the third quarter; an increase of 70% from second quarter;

•                  OXAYDO, the first and only approved immediate-release oxycodone designed to discourage abuse via the route of snorting, has been launched and is being promoted to pain care specialists;

•                  To expand the Company’s commercial reach, Egalet is expanding its sales force with 21 additional sales representative bringing the field force to 71 representatives;

•                  Egalet had a successful pre-NDA meeting in August with the FDA regarding the new drug application (NDA) for ARYMO that is expected to be submitted in the fourth quarter;

•                  To support the potential commercialization of ARYMO, Egalet is expanding manufacturing; and

•                  Egalet is developing an abuse-deterrent stimulant, Egalet-003, and anticipate submitting an investigational new drug application in the second half of 2016.

The presentations are being webcast and are available at http://egalet.investorroom.com/eventsandwebcasts. The program should conclude by 12:00 PM ET.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative pain treatments. The Company has two approved products: OXAYDO™ (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, ARYMO®, formerly known as Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For additional information on Egalet, please visit egalet.com. For full prescribing information on SPRIX, including the black box warning, please visit sprix.com. For full prescribing information on Oxaydo, please visit oxaydo.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of Egalet’s product candidates; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to service its debt obligations; Egalet’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications

Email: bcs@egalet.com

Tel: 917-432-9275